SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 3)*


                             FIRSTFED BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    33761Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP NO. 33761Q102                     13G                   Page 2 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:  First Federal Savings Bank Employee Stock
                                       Ownership Plan Trust

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  63-1062013
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a)  |_|

                                                                      (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Alabama
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                       0
                 ---------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6   SHARED VOTING POWER                               231,632
                 ---------------------------------------------------------------
     EACH
   REPORTING      7   SOLE DISPOSITIVE POWER                                  0
                 ---------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER                          231,632
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   231,632
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   9.4%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   EP
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 3 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   B. K. Goodwin, III

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  |_|

                                                                       (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
   NUMBER OF
    SHARES         5   SOLE VOTING POWER                                 71,918
                 ---------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6   SHARED VOTING POWER                                1,675
                 ---------------------------------------------------------------
     EACH
   REPORTING       7   SOLE DISPOSITIVE POWER                            63,681
                 ---------------------------------------------------------------
    PERSON         8   SHARED DISPOSITIVE POWER                           1,675
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   73,593
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 4 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   A. W. Kuhn

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                   2,938
               -----------------------------------------------------------------
  BENEFICIALLY
   OWNED BY       6   SHARED VOTING POWER                               111,490
               -----------------------------------------------------------------
     EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                                847
               -----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER                          111,490
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   111,428
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 5 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   Robert E. Paden

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER
   OF SHARES       5   SOLE VOTING POWER                                 69,858
                 ---------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6   SHARED VOTING POWER                                    0
                 ---------------------------------------------------------------
     EACH
   REPORTING       7   SOLE DISPOSITIVE POWER                            69,827
                 ---------------------------------------------------------------
    PERSON         8   SHARED DISPOSITIVE POWER                               0
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   69,858
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 6 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   Fred T. Blair

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER
   OF SHARES       5   SOLE VOTING POWER                                  8,816
                ----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY        6   SHARED VOTING POWER                               30,496
                ----------------------------------------------------------------
    EACH
  REPORTING        7   SOLE DISPOSITIVE POWER                             8,801
                ----------------------------------------------------------------
   PERSON          8   SHARED DISPOSITIVE POWER                          30,496
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   39,312
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   1.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 7 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   Malcolm E. Lewis

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER
   OF SHARES       5   SOLE VOTING POWER                                 44,882
               -----------------------------------------------------------------
  BENEFICIALLY
   OWNED BY        6   SHARED VOTING POWER                               42,000
               -----------------------------------------------------------------
    EACH
  REPORTING        7   SOLE DISPOSITIVE POWER                            44,791
               -----------------------------------------------------------------
   PERSON          8   SHARED DISPOSITIVE POWER                          42,000
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   86,882
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 8 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   G. Larry Russell

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|

                                                                   (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER
  OF SHARES       5   SOLE VOTING POWER                                  50,318
               -----------------------------------------------------------------
 BENEFICIALLY
  OWNED BY        6   SHARED VOTING POWER                                 4,040
               -----------------------------------------------------------------
    EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                             50,287
               -----------------------------------------------------------------
   PERSON         8   SHARED DISPOSITIVE POWER                            4,040
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   54,358
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                   Page 9 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   James E. Mulkin

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER
  OF SHARES       5   SOLE VOTING POWER                                  66,994
                ----------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6   SHARED VOTING POWER                                10,287
                ----------------------------------------------------------------
    EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                             66,963
                ----------------------------------------------------------------
   PERSON         8   SHARED DISPOSITIVE POWER                           10,287
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   77,281
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                  Page 10 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   E. H. Moore, Jr.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|

                                                                 (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
   NUMBER OF
    SHARES        5   SOLE VOTING POWER                                  77,636
                ----------------------------------------------------------------
  BENEFICIALLY
   OWNED BY       6   SHARED VOTING POWER                                 4,000
                ----------------------------------------------------------------
    EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                             77,605
                ----------------------------------------------------------------
   PERSON         8   SHARED DISPOSITIVE POWER                            4,000
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   81,636
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.3%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 33761Q102                     13G                  Page 11 of 14 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:   James B. Koikos

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                  31,660
                ----------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6   SHARED VOTING POWER                                12,000
                ----------------------------------------------------------------
     EACH
   REPORTING      7   SOLE DISPOSITIVE POWER                             31,629
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER                           12,000
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   43,660
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   1.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 12 of 14 Pages

ITEM 1(a)         NAME OF ISSUER:
         FirstFed Bancorp, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
         1630 Fourth Avenue, North
         Bessemer, Alabama  35020-5711

ITEM 2(a)         NAME OF PERSON(S) FILING:
     First Federal Savings Bank Employee Stock Ownership Plan Trust ("ESOP") and the following individuals who serve as the ESOP Committee under the ESOP: B. K. Goodwin, III, A. W. Kuhn, Robert E. Paden, Fred T. Blair, Malcolm E. Lewis, G. Larry Russell, James E. Mulkin, E. H. Moore, Jr., and James B. Koikos.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
         Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP:
         See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
         Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER:
         See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3    IF  THIS STATEMENT  IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

         (f) |X| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each member of the ESOP committee, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.  OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

                                                             Page 13 of 14 Pages

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     First Federal Savings Bank, in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.
         Not Applicable.

ITEM 10  CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 14 of 14 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

/s/ B. K. Goodwin, III                                February 3, 1999
----------------------------------------------        --------------------------
B. K. Goodwin, III, as ESOP Committee Member          Date


/s/ A. W. Kuhn                                        February 3, 1999
----------------------------------------------        --------------------------
A. W. Kuhn, as ESOP Committee Member                  Date


/s/ Robert E. Paden                                   February 3, 1999
----------------------------------------------        --------------------------
Robert E. Paden, as ESOP Committee Member             Date


/s/ Fred T. Blair                                     February 3, 1999
----------------------------------------------        --------------------------
Fred T. Blair, as ESOP Committee Member               Date


/s/ Malcolm E. Lewis                                  February 3, 1999
----------------------------------------------        --------------------------
Malcolm E. Lewis, as ESOP Committee Member            Date


/s/ G. Larry Russell                                  February 3, 1999
----------------------------------------------        --------------------------
G. Larry Russell, as ESOP Committee Member            Date


/s/ James E. Mulkin                                   February 3, 1999
----------------------------------------------        --------------------------
James E. Mulkin, as ESOP Committee Member             Date


/s/ E. H. Moore, Jr.                                  February 3, 1999
----------------------------------------------        --------------------------
E. H. Moore, Jr., as ESOP Committee Member            Date


/s/ James B. Koikos                                   February 3, 1999
----------------------------------------------        --------------------------
James B. Koikos, as ESOP Committee Member             Date